EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 25, 2022—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2022.

(in thousands, except share and per share data)

Net income for the three months ended September 30, 2022 was $2,580, or $0.46 per share-basic and diluted, an increase of $700, or 37.23% from net income of $1,880, or $0.34 per share-basic and diluted for the same quarter in 2021.

Net income for the nine months ended September 30, 2022 was $7,157, or $1.28 per share-basic and diluted, an increase of $1,473, or 25.91% from net income of $5,684, or $1.02 per share-basic and diluted for the same period in 2021.

Third Quarter Highlights

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Total revenues, or interest and non-interest income, for the three months ended September 30, 2022 totaled $12,999, an increase of $676, or 5.49% from the prior quarter. The increase in total revenue is primarily attributed to an increase of $562, or 5.88% in total interest income attributed to higher interest rates impacted by continued interest rate hikes by the Federal Reserve Bank.

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Yields on earning assets increased 21 basis points (“bps”) to 323 bps for the three months ended September 30, 2022 compared to 302 bps for the three months ended June 30, 2022. Yields on earning assets increased 13 bps year-over-year to 305 bps for the nine months ended September 30, 2022, compared to 292 bps for the same period in 2021.

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During the quarter, the Company reclassified $413,921 of securities available-for-sale to securities held-to-maturity. At the date of the transfer, the net unrealized holding loss on the available-for-sale securities totaled approximately $71,319 ($53,525, net of tax) which was recorded in other comprehensive (loss). The securities were transferred at fair value, which became the cost basis for the securities held-to-maturity. The net unrealized holding loss will be amortized out of other comprehensive (loss) over the remaining life of the securities in a manner consistent with the amortization or accretion of any purchase premium or discount on the associated security. The Company recognized $439 in amortization of unrealized losses for the period. The total impact to stockholders’ equity for the transfer resulted in an increase of $5,437 recorded through other comprehensive income quarter-over-quarter. This reclassification will help to further mitigate any future negative impacts on stockholders’ equity that could result from continued interest rate hikes. Management continues to monitor the impact unrealized losses have on equity; however, the unrealized losses do not affect regulatory capital. Total risk-based capital and tier 1 risk-based capital remain strong at 13.72% and 13.10% respectively.

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Credit quality continued to remain solid with total non-performing assets to loans at 77 bps at September 30, 2022. Total non-performing assets decreased $543, or (10.92%), to $4,429 at September 30, 2022, compared to $4,972 at June 30, 2022, and decreased $2,642, or (37.36%), compared to $7,071 at September 30, 2021. Additionally, recoveries have exceeded charge-offs year-to-date with net recoveries of $459 year to date.

Net Interest Income

Net interest income for the three months ended September 30, 2022 was $9,049, an increase of $286, or 3.26%, compared to $8,763 for the three months ended June 30, 2022, and an increase of $447, or 5.20%, compared to $8,602 for the three months ended September 30, 2022. The net interest margin (“NIM”) was 2.90% for the three months ended September 30, 2022 compared to 2.78% for the three months ended June 30, 2022 and 2.74% for the same period in 2021.

The linked-quarter increase in net interest income is primarily a result of the higher medium-term interest rates and corresponding higher yields on both new loans originated and securities purchased during the quarter. Interest on loans increased $216, or 3.25%, and interest on securities increased $303, or 10.51%, compared to the prior quarter. Interest expense increased by $276, or 34.63%, compared to the prior quarter. Interest expense on deposits did continue to decrease by $32, or (6.06%), compared to the prior quarter but was offset by the $308, or 114.50%, increase in interest expense on other borrowed funds. While cost of funds are still low overall, management has started to increase rates marginally to remain competitive in the Company’s markets.

Net interest income for the nine months ended September 30, 2022 increased $1,370, or 5.54% to $26,099 from $24,729 for the same period in 2021. The year-to-date NIM was 2.79% as of September 30, 2022 compared to 2.74% at June 30, 2022 and 2.53% for the same period in 2021.

Net interest income for the nine months ended September 30, 2022 increased compared to the prior year due to interest expense on deposits decreasing $1,823, or (53.57%) resulting from management’s deposit repricing and reducing higher interest-bearing deposit balances. In addition, management’s reallocation of the investment portfolio into higher yielding securities resulted in an increase of $3,818, or 77.97%, in interest income from securities compared to the prior period. Overall, the Company has taken advantage of the raising interest rate environment as shown by the overall increase in interest income and decrease in interest expense year-over-year. As stated earlier, management expects cost of funds to start to increase; however, any significant increase in interest expense is expected to be partially offset with an increase in interest income as a result of higher yields on both new loan originations and security purchases.

Credit Quality

The Company had a release in provision for loan losses for the three months ended September 30, 2022 of $53. The release was primarily driven by a net decrease in loan balances of $10,876 during the quarter partially offset with qualitative factor adjustments due to continued inflationary risk concerns to both the local and national economy. The allowance for loan losses to LHFI was 0.88% and 0.87% at September 30, 2022 and 2021, respectively, and 0.86% at June 30, 2022, representing a level management considers commensurate with the incurred risk in the loan portfolio.

The Company’s non-performing assets decreased by $543, or (10.92%), to $4,429 at September 30, 2022 compared to $4,972 at June 30, 2022, and decreased $2,642, or (37.36%), compared to $7,071 at September 30, 2021. The primary cause of the decrease from year-over-year was due to the sale of several other real estate owned (“OREO”) properties of $1,155 that occurred in 2022 coupled with write-downs of $524 in OREO properties that occurred in the fourth quarter of 2021.

Net recoveries for the quarter ended September 30, 2022, were $75 and $459 for the nine months ended September 30, 2022. Year-to-date net (recoveries)/charge-offs to average net loans were (0.08%) at September 30, 2022 compared to 0.11% at September 30, 2021.

Noninterest Income

Noninterest income increased for the three months ended September 30, 2022, by $114, or 4.13% compared to the three months ended June 30, 2022, and decreased by $417 or (12.66%) compared to the same period in 2021. The increase quarter-over-quarter is primarily due to other noninterest income increasing $45, or 6.41%, due to a gain from an insurance claim due to storm damage on one of the Company’s branches. The decrease from the same period in 2021 is due to the Company not executing any bond sales for the current quarter in which the prior period the Company recognized $459 in gains from the sale of investment securities.

Noninterest income decreased by $1,342, or (14.10%), for the nine months ended September 30, 2022 when compared to the same period in 2021. The primary cause of the decrease is due to the Company not selling any investment securities for the nine months ended September 30, 2022, compared to $1,378 in gains from the sale of investment securities for the same period in 2021. Mortgage income also decreased significantly year-over-year due to higher interest rates with mortgage income decreasing $453, or (44.49%).

Noninterest Expense

Noninterest expense increased for the three months ended September 30, 2022 by $504, or 5.98%, compared to the three months ended June 30, 2022 and increased by $195, or 2.23%, compared to the same period in 2021. The linked quarter increase is due to an additional write-down of $85 of a bank owned property due to storm damage that occurred during the second quarter. Additionally, the increase is a result of the Company replacing ATMs and ITMs at several branch locations throughout the quarter. The increase from the same period in 2021 is also attributable to the ATM and ITM replacements offset partially by lower salaries and employee benefits expense.

Noninterest expense decreased by $522, or (1.99%), for the nine months ended September 30, 2022 when compared to the same period in 2021. The decrease in non-interest expense is mainly attributable to a Company-wide focus on expense management that started in 2020.

Dividends

The Company paid aggregate cash dividends in the amount of $4,033 or $0.72 per share, during the nine-month period ended September 30, 2022 compared to $4,027, or $0.72 per share, for the same period in 2021.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-eight banking locations in fourteen counties in East Central, North, and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its affiliate, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
INTEREST INCOME
Loans, including fees	$6,855	$6,639	$7,666	$19,891	$23,714
Investment securities	3,187	2,884	2,075	8,715	4,897
Other interest	80	37	21	130	46

	10,122	9,560	9,762	28,736	28,657
INTEREST EXPENSE
Deposits	496	528	951	1,580	3,403
Other borrowed funds	577	269	209	1,057	525

	1,073	797	1,160	2,637	3,928
NET INTEREST INCOME	9,049	8,763	8,602	26,099	24,729
(REVERSAL OF) PROVISION FOR LOAN LOSSES	(53)	56	968	96	1,287

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,102	8,707	7,634	26,003	23,442
NONINTEREST INCOME
Service charges on deposit accounts	1,019	967	952	2,931	2,534
Other service charges and fees	1,111	1,094	1,135	3,230	3,201
Other noninterest income	747	702	1,207	2,012	3,780

	2,877	2,763	3,294	8,173	9,515
NONINTEREST EXPENSE
Salaries and employee benefits	4,506	4,412	4,716	13,357	13,869
Occupancy expense	1,968	1,711	1,740	5,454	5,348
Other noninterest expense	2,462	2,309	2,285	6,858	6,974

	8,936	8,432	8,741	25,669	26,191
NET INCOME BEFORE TAXES	3,043	3,038	2,187	8,507	6,766
INCOME TAX EXPENSE	463	497	307	1,350	1,082

NET INCOME	$2,580	$2,541	$1,880	$7,157	$5,684

Earnings per share - basic	$0.46	$0.45	$0.34	$1.28	$1.02

Earnings per share - diluted	$0.46	$0.45	$0.34	$1.28	$1.02

Dividends paid	$0.24	$0.24	$0.24	$0.72	$0.72

Average shares outstanding - basic	5,595,320	5,592,782	5,587,070	5,591,771	5,583,491
Average shares outstanding - diluted	5,595,320	5,592,782	5,587,070	5,591,771	5,583,735

	For the Period Ended,
	September 30,	June 30,	September 30,
	2022	2022	2021
Period End Balance Sheet Data:
Total assets	$1,328,478	$1,299,081	$1,355,919
Total earning assets	1,213,892	1,182,127	1,261,230
Loans, net of unearned income	578,665	589,541	611,027
Allowance for loan losses	5,068	5,046	5,318
Securities held-to-maturity, at amortized cost	411,859	—	—
Securities available-for-sale, at fair value	198,547	563,796	574,189
Total deposits	1,134,936	1,117,987	1,113,979
Securities sold under agreement to repurchase	129,919	124,162	103,061
Long-term debt	18,000	18,000	18,000
Shareholders’ equity	32,637	25,926	107,382
Book value per share	5.83	4.64	19.22
Period End Average Balance Sheet Data:
Total assets	1,348,574	1,343,566	1,433,229
Total earning assets	1,247,117	1,242,569	1,332,451
Loans, net of unearned income	584,450	584,959	639,248
Securities held-to-maturity, at amortized cost	45,478	—	—
Securities available-for-sale, at fair value	591,678	628,137	645,407
Total deposits	1,126,703	1,130,989	1,154,366
Securities sold under agreement to repurchase	103,616	94,915	136,579
Short-term borrowings	9,107	7,791	14,617
Long-term debt	18,000	18,000	7,200
Shareholders’ equity	78,710	79,467	113,247
Period End Non-performing Assets:
Non-accrual loans	3,087	3,580	4,033
Loans 90+ days past due and accruing	14	64	16
Other real estate owned	1,328	1,328	3,022

	As of
	September 30,	June 30,	September 30,
	2022	2022	2021
Year to Date Credit Performance Ratios:
Non-performing assets to loans	0.77%	0.84%	1.16%
Allowance for loan losses to loans	0.88%	0.86%	0.87%
Allowance for loan losses to non-performing loans	163.43%	138.47%	131.34%
Net (recoveries)/charge-offs to average net loans	-0.08%	-0.07%	0.11%
Year to Date Performance Ratios:
Return on average assets(1)	0.71%	0.68%	0.56%
Return on average equity(1)	12.12%	11.52%	6.60%
Year to Date Net Interest
Margin (tax equivalent)(1)	2.79%	2.74%	2.53%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank